Exhibit 99.2

FOR IMMEDIATE RELEASE

Iron Mountain Hosts Annual Investor Day

Topics to Include Long-Term Vision, Capital Allocation Strategy and Outlook on Dividend Growth

Company Reiterates 2015 Full-Year Constant Dollar Guidance, Provides Preliminary Outlook for 2016

BOSTON — October 14, 2015 — Iron Mountain Incorporated (NYSE: IRM), the information management company, is hosting an Investor Day today in New York City.  This gathering of company management, investors and securities analysts will feature management presentations related to the company’s strategic plan and financial outlook by William L. Meaney, president and chief executive officer, and members of the senior executive team. During the presentation, the company will describe its long-term strategy and preview expectations for 2016 financial performance while reiterating its constant dollar 2015 outlook.

The company is providing an initial view of its plan for sustained growth in ordinary dividends per share on both a standalone basis and including the planned acquisition of Recall Holdings Ltd. Amounts presented below represent the projected minimum dividend per share to be paid in the respective periods. The amount and timing of any future dividends will continue to be subject to the approval of the company’s Board of Directors, in its sole discretion, and to applicable legal requirements.

	2015	2016	2017	2018
Standalone	$1.90	$1.98	$2.10	$2.18
With Recall	$1.90	$1.94	$2.20	$2.35

For 2015, the company’s outlook is tracking within its most recently issued Constant Dollar guidance ranges; however, the company has reduced and narrowed its Reported Dollar ranges for Revenue and Adjusted OIBDA to reflect the impact of foreign currency translation, and reduced expectations for non-real estate investment.

FY 2015 Outlook
$ in million except per share data	R$ 2015 Guidance Confirmed at 07/30/15	R$2015 As of 10/14/15	C$2015 As of 10/14/2015
Revenue	Lower end of original range $3,030 - $3,150	$3,000 - $3,060	$3,050 - $3,110
Adj. OIBDA	Closer to midpoint of range $905 - $945	$905 - $930	$925 - $945
Adj. EPS	$1.15 - $1.30	$1.15 - $1.30	$1.20 - $1.30
FFO per Share Normalized	$2.00 - $2.20	$2.00 - $2.20	$2.00 - $2.20
AFFO	$480 - $520	$480 - $520	$480 - $520
Maintenance Capital Expenditures	$80	$80
Non-Real Estate Investment	$80	$65

During Investor Day, Iron Mountain also will preview its outlook for 2016 financial performance.  The company is planning for consistent revenue trends including sustained internal storage rental growth of approximately 2.5% to 3.0%, and 1% to 2% growth in service revenues.  Adjusted OIBDA is expected to grow ahead of revenues as the company realizes the benefits of its Transformation initiative.

For its full year 2016, the company has provided the following preliminary guidance:

FY 2016 Outlook
$ in million except per share data	C$	C$ Growth
Revenues	$3,165 - $3,265	4% - 5%
Adj. OIBDA	$990 - $1,030	7% - 9%
Adj. EPS	$1.28 - $1.43	7% -10%
FFO per Share	$2.15 - $2.45
AFFO	$510 -$550
Maintenance Capital Expenditure	$70 - $85
Non-Real Estate Investment	$60 - $75

The 2016 preliminary guidance includes the projected impact from the Transformation initiative and other initiatives but does not include the projected benefit from the planned acquisition of Recall Holdings Limited (“Recall”) or potential expenses associated with the Recall transaction.

The company will be Webcasting its Investor Day presentation live, and the link is available on the Investor Relations section of www.ironmountain.com, under “Events and Presentations.”  The presentation will also be posted to the website and available for viewing at the conclusion of the event.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) is a leading provider of storage and information management services. The company’s real estate network of more than 67 million square feet across more than 1,000 facilities in 36 countries allows it to serve customers around the world. And its solutions for records management, data management, document management, and secure shredding help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information. Founded in 1951, Iron Mountain stores and protects billions of information assets, including business documents, backup tapes, electronic files and medical data. Visit www.ironmountain.com for more information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws and is subject to the safe-harbor created by such Act.  Forward-looking statements include, but are not limited to, our financial performance outlook in 2015 and 2016 and shareholder returns in 2015 and through 2020, including, with respect to shareholder returns, after giving effect to our proposed acquisition of Recall Holdings Limited (“Recall”), and statements regarding our operations, economic performance, financial condition, goals, beliefs, future growth strategies, investment objectives, plans and current expectations.  These forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements.  You should not rely upon forward-looking statements except as statements of our present intentions and of our present expectations, which may or may not occur.  Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations.  Important factors that could cause actual results to differ from our other expectations include, among others: (i) our expected dividends may be materially different than our estimates; (ii) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (iii) the impact of litigation or disputes that may arise in connection with incidents in which we fail to protect our customers’ information; (iv) changes in the price for our storage and information management services relative to the cost of providing such storage and information management services; (v) changes in customer preferences and demand for our storage and information management services; (vi) the adoption of alternative technologies and shifts by our customers to storage of data through non-paper based technologies; (vii) the cost or potential liabilities associated with real estate necessary for our business; (viii) the performance of business partners upon whom we depend for technical assistance or management expertise outside the United States; (ix) changes in the political and economic environments in the countries in which our international subsidiaries operate; (x) changes in the cost of our debt; (xi) changes in the amount of our capital expenditures; (xii) our ability to remain qualified for taxation as a real estate investment trust; (xiii) our ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; and (xiv) other trends in competitive or economic conditions affecting our financial condition or results of operations not presently contemplated.  Additional risks and factors that may affect results are set forth in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ending December 31, 2014, our current report on Form 8-K, filed with the SEC on May 7, 2015 and our quarterly report on From 10-Q for the fiscal quarter ending June 30, 2015 and in Recall’s filings with the Australian Stock Exchange, including Recall’s Annual Report for the fiscal year ending June 30, 2015. Except as required by law, we undertake no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investor Relations Contacts:

Melissa Marsden	Faten Freiha
Senior Vice President, Investor Relations	Director, Investor Relations
melissa.marsden@ironmountain.com	faten.freiha@ironmountain.com
(617) 535-8595	(617) 535-8404

###